EXHIBIT 99.1

GAINSCO REPORTS 1st QUARTER RESULTS

      DALLAS, Texas, May 13, 2005 — GAINSCO, INC. (OTCBB: GNAC) today reported net income for the first quarter 2005 of $1.1 million. After the accretion of the discount on the Redeemable Preferred Stock of $1.1 million (including $0.9 million of accretion on the Redeemable Preferred Stock that was retired as part of the January 2005 recapitalization transaction) and dividends on the Redeemable Preferred Stock of $0.3 million, net loss available to common shareholders for the first quarter 2005 was $0.2 million, or $0.00 per common share, basic and diluted.

      For the first quarter 2004, net income was $1.1 million. After the accretion of the discount on the Redeemable Preferred Stock of $0.8 million and the accrual of dividends on the Redeemable Preferred Stock of $0.2 million, net income available to common shareholders and earnings per common share, basic and diluted, for the first quarter 2004 were break-even. For all periods presented, the effects of common stock equivalents and convertible preferred stock are antidilutive. Therefore, basic and diluted per share results are reported as the same number.

      “The Company continued to experience profitable operating results during the first quarter from its nonstandard personal automobile insurance business. Premium revenues also increased substantially as a result of our multi-state diversification and expansion initiatives. Additionally, this quarter the Company started making substantial new investments in infrastructure, management, and operating personnel in support of our current growth and long-term business model. While we are excited about our long-term possibilities, the challenges and risks associated with our strategic plan are significant,” said Glenn W. Anderson, GAINSCO’s president and chief executive officer.

      Net premiums written and earned for the quarters ended March 31, 2005 and March 31, 2004, are as follows:

	Quarter ended
(dollars in thousands)	March 31
	2005	2004

Net premiums written	$22,607	10,886
Net premiums earned	$14,752	8,500

The increases in Net premiums written and earned from the prior period relate to the nonstandard personal auto business in Florida and the startup nonstandard personal auto operations in Texas, Arizona, Nevada and California.

      The Company’s capital base (total assets less total liabilities) at March 31, 2005 was $50.9 million. This amount consisted of Shareholders’ Equity of $34.7 million and Redeemable convertible preferred stock — Series A (“Preferred Stock”), which is classified

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under generally accepted accounting principles (“GAAP”) as mezzanine financing in the aggregate amount of $16.2 million. At March 31, 2005, there was $2.1 million of unaccreted discount on Preferred Stock that remained in Shareholders’ Equity. At March 31, 2005, Shareholders’ Equity per common share was $0.57 (which includes unaccreted discount on Preferred Stock of $0.04 per common share). Shareholders’ Equity less such unaccreted discount was $0.53 per common share. The aggregate redemption value of the Preferred Stock at March 31, 2005 was its stated value of $18.1 million.

      Combined statutory policyholders’ surplus at the end of the first quarter 2005 was $43.7 million and compares to combined statutory policyholders’ surplus at December 31, 2004 of $41.5 million. The combined statutory policyholders’ surplus at the end of the first quarter 2005 does not include $0.3 million of after-tax, unrealized capital gains that existed in the statutory bond portfolios.

      The Company’s net unpaid claims and claim adjustment expenses (Unpaid claims and claim adjustment expenses of $87.7 million less Ceded unpaid claims and claim adjustment expenses of $32.4 million) at March 31, 2005 were $55.3 million, compared to $58.5 million (Unpaid claims and claim adjustment expenses of $95.5 million less Ceded unpaid claims and claim adjustment expenses of $37.0 million) at December 31, 2004. These balances do not include the beneficial effect of ceded reserves to a reinsurer under a reserve reinsurance cover agreement in the amount of $5.5 million at March 31, 2005, and $6.2 million at December 31, 2004 (the balances of which are included in Reinsurance balances receivable). The net reduction in the reserve balances from December 31, 2004 to March 31, 2005 is primarily attributable to the exiting of commercial lines through ongoing settlement of these claims. In addition, there was favorable development in commercial lines and nonstandard personal auto. As of March 31, 2005, 218 commercial claims remained, compared to 264 at December 31, 2004 and 442 at March 31, 2004.

      GAAP ratios for the quarters ended March 31, 2005 and March 31, 2004, are as follows:

	Quarter ended
	March 31
	2005	2004

Claims and CAE Ratio	68.0%	64.2%
Expense Ratio	24.0%	30.6%

Combined Ratio	92.0%	94.8%

The GAAP combined ratios and GAAP expense ratios presented above do not include expenses of the holding company.

      As previously announced, on January 21, 2005, the Company closed the restructuring transaction more fully described in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 30, 2005. As a result of the restructuring transaction, the number of shares of Common Stock outstanding increased from

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21,169,736 to 61,084,960. Goff Moore Strategic Partners, L.P. owns approximately 33% of the outstanding Common Stock of the Company, Robert W. Stallings, the Company’s Chairman of the Board, owns approximately 22% and James R. Reis, Executive Vice President of the Company, owns approximately 11%.

      GAINSCO, INC. is a Dallas, Texas-based holding company. The Company’s nonstandard personal automobile insurance products are distributed through retail agents in Florida, Texas, Arizona, Nevada and California. Its insurance company subsidiaries are General Agents Insurance Company of America, Inc. and MGA Insurance Company, Inc.

      Statements made in this release that are qualified with words such as “are excited about our long-term possibilities,” etc. are forward-looking statements. Investors are cautioned that important factors, representing certain risks and uncertainties, could cause actual results to differ materially from those contained in the forward-looking statements, and they should not place undue reliance on such statements. These factors include, but are not limited to, (a) the change in operational risks associated with increased premium production and expansion into new markets or states, (b) heightened competition from existing competitors and new competitor entrants into the Company’s markets, (c) the extent to which market conditions firm up, the acceptance of higher prices in the market place and the Company’s ability to realize and sustain higher rates, (d) contraction of the markets for the Company’s business, (e) factors considered by A.M. Best in its rating of the Company and acceptability of the Company’s current A.M. Best rating of “B-” (Fair), with a stable outlook, or its future rating, to its end markets, (f) the Company’s ability to effectively adjust and settle remaining claims associated with its exit from the commercial insurance business, (g) the ongoing level of claims and claims-related expenses and the adequacy of claim reserves, (h) the outcome of pending litigation, (i) the effectiveness of investment strategies implemented by the Company’s internal investment manager, (j) continued justification of recoverability of goodwill in the future, (k) the availability of reinsurance and the ability to collect reinsurance recoverables, including amounts that may become recoverable from insurers with less than A.M. Best “Secure” ratings, (l) the limitation on the Company’s ability to use net operating loss carryforwards as a result of constraints caused by ownership changes within the meaning of Internal Revenue Code Section 382, and (m) general economic conditions, including fluctuations in interest rates. In addition, the actual emergence of losses and loss expenses may vary, perhaps materially, from the Company’s estimates thereof, particularly with respect to new business and new markets, because (a) estimates of loss and loss expense liabilities are subject to large potential errors of estimation as the ultimate disposition of claims incurred prior to the financial statement date, whether reported or not, is subject to the outcome of events that have not yet occurred (e.g. jury decisions, court interpretations, legislative changes, subsequent damage to property, changes in the medical condition of claimants, public attitudes and social/economic conditions such as inflation), (b) estimates of losses do not make provision for extraordinary future emergence of new classes of losses or types of losses not sufficiently represented in the Company’s historical data base or which are not yet quantifiable, and (c) estimates of future costs are subject to the inherent limitation on

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the ability to predict the aggregate course of future events. A forward-looking statement is relevant only as of the date the statement is made and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which the statement was made. Please refer to the Company’s recent SEC filings, including the Current Report on Form 8-K filed on the date hereof, for further information regarding factors that could affect the Company’s results.

—END—

[The GAINSCO, INC. and Subsidiaries Consolidated Statements of Operations and Other Information for the quarters ended March 31, 2005 and March 31, 2004 follow.]

Release Date:	Friday, May 13, 2005 — FOR IMMEDIATE RELEASE

Company Contacts:	Scott A. Marek, Asst. Vice President-IR 214.647.0427
Richard M. Buxton, Senior Vice President 214.647.0428 Email address: ir@gainsco.com Website: www.gainsco.com

GAINSCO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Quarter ended
	March 31
	2005	2004

Net premiums earned	$14,752	8,500
Net investment income	602	608
Net realized gains	0	386
Other income	2,160	1,070

Total revenues	17,514	10,564

Claims & CAE incurred	10,037	5,459
Policy acquisition costs	2,124	1,309
Underwriting and operating expenses	4,209	2,745

Income before Federal income taxes	1,144	1,051
Federal income taxes	0	9

Net income	$1,144	1,060

Net income (loss) available to common shareholders	$(200)	6

Income per common share, basic and diluted *	$0.00	0.00

*	The effects of convertible preferred stock and common stock equivalents are antidilutive for both periods; therefore, diluted earnings per share is reported the same as basic earnings per share.

GAINSCO, INC. AND SUBSIDIARIES
OTHER INFORMATION
($ in thousands)

Gross premiums written	$22,817	10,936
Net premiums written	$22,607	10,886

GAAP RATIOS:
Claim & CAE Ratio	68.0%	64.2%
Expense Ratio	24.0%	30.6%

Combined Ratio	92.0%	94.8%